UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d)

of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): March 21, 2022

UNITY SOFTWARE INC.

(Exact name of registrant as specified in its charter)

Delaware	001-39497	27-0334803
(State or other jurisdiction of incorporation)	(Commission File Number)	(I.R.S. Employer Identification No.)

30 3rd Street

San Francisco, California 94103-3104

(Address, including zip code, of principal executive offices)

(415) 539-3162

(Registrant’s telephone number, including area code)

Not Applicable

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Securities registered pursuant to Section 12(b) of the Act:

Title of each class	Trading Symbol(s)	Name of each exchange on which registered
Common stock, $0.000005 par value per share	U	The New York Stock Exchange

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).

Emerging growth company ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☐

Item 5.02 Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

On March 21, 2022, the board of directors (“Board”) of Unity Software Inc. (“Unity”), set the authorized number of directors composing the board at ten and appointed Michelle K. Lee to fill the vacancy, effective immediately. Ms. Lee was appointed as a Class I director for a term expiring at Unity’s 2024 annual meeting of stockholders. Ms. Lee was also appointed to the Audit Committee of the Board, effective immediately, to replace Barry Schuler, who ceased serving on the Audit Committee effective upon Ms. Lee’s appointment. Mr. Schuler will remain Chair of the Compensation Committee.

Michelle K. Lee has served as a member of our Board since March 2022. From 2019 until 2021, Ms. Lee was the Vice President of the Machine Learning Solutions Lab at Amazon Web Services, a subsidiary of Amazon.com, Inc., an e-commerce company. From 2017 to 2018, Ms. Lee held the appointment of the Herman Phleger Visiting Professor of Law at Stanford University. Prior to that, from 2018 to 2019, Ms. Lee served on the board of directors for Alarm.com Holdings, Inc., a provider cloud-based services for home automation and monitoring services. Before that, from 2012 until 2017, Ms. Lee served in various roles at the United States Patent and Trademark Office (“USPTO”), including most recently as the Under Secretary of Commerce for Intellectual Property and Director of the USPTO. Prior to her time in public service, from 2003 until 2012, Ms. Lee held various roles at Google, Inc, an internet company, including most recently Deputy General Counsel. Earlier in her career, Ms. Lee was a partner at Fenwick & West, LLP, a law firm. Ms. Lee holds a S.B. in electrical engineering and a S.M. in electrical engineering and computer science from the Massachusetts Institute of Technology, and a J.D. from the Stanford University School of Law. Ms. Lee is also a member of the Massachusetts Institute of Technology (“MIT”) Corporation, MIT’s board of trustees.

In connection with her appointment, Ms. Lee has entered into Unity’s standard from of indemnification agreement, the form of which is incorporated by reference as exhibit 10.5 to Unity’s Annual Report on Form 10-K for the year ending December 31, 2021.

Ms. Lee will be compensated as a member of the Board under the terms of Unity’s Amended and Restated Non-Employee Director Compensation Policy, which is described under the caption “Non-Employee Director Compensation” in Unity’s proxy statement filed with the Securities and Exchange Commission on April 28, 2021, and which was amended and restated in December 2021 and March 2022 and is filed herewith (as amended and restated, the “Policy”). The changes to the Policy provide that (i) non-employee directors can elect to receive up to 100% of the value of their committee retainer grant in the form of a cash payment (the “Retainer Cash Election”), (ii) reduce the target value of the annual grant from $250,000 to $235,000, and (iii) provide for a new $50,000 annual cash retainer grant for all directors at the close of business on the date of each annual meeting of stockholders, which non-employee directors may elect to receive instead as an RSU award with a target value of $50,000. The annual cash retainer grant (or RSU award elected in lieu thereof, if applicable) will fully vest on the earlier of (1) the first anniversary of the applicable grant date and (2) the date of the first annual meeting of stockholders following the applicable grant date, subject to the non-employee director’s continuous service through the vesting date. Pursuant to the Policy, upon her appointment to the Board, Ms. Lee was awarded 4,248 restricted stock units, which will vest in a series of successive equal quarterly installments over the three-year period measured from the grant date, subject to Ms. Lee’s continuous service through each vesting date.

Item 9.01 Financial Statements and Exhibits.

(d) Exhibits.

Exhibit Number	Description of Exhibit

99.1	Amended and Restated Non-Employee Director Compensation Policy

104	Cover Page Interactive Data File (embedded within the Inline XBRL document)

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, as amended, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

UNITY SOFTWARE INC.

Date: March 22, 2022	By:	/s/ John Riccitiello
John Riccitiello
Chief Executive Officer